FNCB REPORTS DIVIDEND

        The Board of Directors of First National Community Bancorp declared a first quarter dividend of 16 cents per share, payable March 17th to shareholders of record on March 8, 2004.

        The payment represents a 14% increase over the $.14 paid in the first quarter of last year. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

        The company’s subsidiary, First National Community Bank, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties. The Bank’s newest office, located on Route 315 in Jenkins Township, opened in February.